COMPARISON OF CHANGE IN VALUE OF $10,000 INVESTMENT
IN DREYFUS VARIABLE INVESTMENT FUND, INTERNATIONAL
VALUE PORTFOLIO AND THE MORGAN STANLEY CAPITAL
INTERNATIONAL EUROPE, AUSTRALASIA, FAR EAST (EAFE  (R) )
INDEX

EXHIBIT A:

              MORGAN STANLEY CAPITAL    DREYFUS VARIABLE
               INTERNATIONAL EUROPE,    INVESTMENT FUND,
 PERIOD        AUSTRALASIA, FAR EAST    INTERNATIONAL
                  (EAFE (R) ) INDEX*    VALUE PORTFOLIO

 5/1/96                 10,000               10,000
12/31/96                10,016               10,341
12/31/97                10,194               11,241
12/31/98                12,232               12,224

* Source: Lipper Analytical Services, Inc.